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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 4)*

                                NORTH BAY BANCORP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   65747710-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               February 14, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

CUSIP No. 65747710-5                                           Page 2 of 4 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Houghton Gifford, M.D.
      SS# ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  | |
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        125,642
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               125,642
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      125,642
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

                            By Houghton Gifford, M.D.
                         Stockholder, North Bay Bancorp

Item 1(a) Name of Issuer: North Bay Bancorp

Item 1(b) Address of Issuer's principal executive offices: 1190 Airport Road, Suite 101 Napa, California 94558

Item 2(a) Name of person filing: Houghton Gifford, M.D.

Item 2(b) Address of residence: 3219 Vichy Avenue, Napa, California 94558

Item 2(c) Citizenship: United States of America

Item 2(d) Title of class of securities: Common Stock

Item 2(e) CUSIP No.: 65747710-5

Item 3:   Not Applicable

Item 4    Ownership:  The following  information  is provided as of December 31,
          2003

          (a)      Amount beneficially owned: 125,642

          (b)      Percent of class: 5.5%

          (c)      Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote: 125,642

                   (ii)     Shared power to vote or to direct the vote: -0-

                   (iii)    Sole power to dispose or to direct the  disposition:
                            125,642

                   (iv)     Shared   power  to   dispose   or  to   direct   the
                            disposition: -0-

Item 5    Ownership of 5 percent or less of a class: Not Applicable

Item 6    Ownership  of more than 5 percent  on behalf of  another  person:
          Not Applicable

Item 7 Identification and Classification of the Subsidiary which acquired the security being reported on by the Parent Holding Company:
          Not Applicable

Item 8    Identification  and  Classification  of  Members  of  the  Group:
          Not Applicable

Item 9    Notice of Dissolution of Group: Not Applicable

Item 10   Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 23, 2004


                                                     /s/  Houghton Gifford,
                                                     ---------------------------
                                                     M.D. Houghton Gifford, M.D.